EXHIBIT 99.2
FINAL TRANSCRIPT SGR — Q4 2007 SHAW GROUP INC Earnings Conference Call Event Date/Time: Dec. 06. 2007 / 11:00AM ET FINAL TRANSCRIPT SGR — Q4 2007 SHAW GROUP INC Earnings Conference Call Event Date/Time: Dec. 06. 2007 / 11:00AM ET www.streetevents.com Contact Us © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Dec. 06. 2007 / 11:00AM, SGR - Q4 2007 SHAW GROUP INC Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Sammons
Shaw Group Inc. - VP, IR

Jim Bernhard
Shaw Group Inc. - Chairman, President & CEO

Brian Ferraioli
Shaw Group Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Barry Bannister
Stifel Nicolaus - Analyst

Andy Kaplowitz
Lehman Brothers - Analyst

Andrew Obin
Merrill Lynch - Analyst

John Rogers
D.A. Davidson - Analyst

Scott Levine
JPMorgan - Analyst

Brian Chin
Citigroup - Analyst

Steven Fisher
UBS - Analyst

David Yuschak
SMH Capital - Analyst

Hasan Doza
Luminus - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to The Shaw Group fourth-quarter fiscal 2007 earnings call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Thursday, December 6, 2007. I would now like to turn the conference over to Chris Sammons, Vice President of Investor Relations. Please go ahead, sir.

Chris Sammons - *Shaw Group Inc. - VP, IR*

Thank you, Operator. Good morning, everyone and thank you for joining us today. As I think most of you are aware, for today's call, we have a slide presentation on our website. You can follow along by opening the presentation and advancing the slides manually or you can print those and advance those through hardcopy. To get to the presentation, it's on shawgrp.com, our Investor Relations tab right in the center of the page. We will reference the slides by number as we proceed today.

With me on the call and leading the call are Jim Bernhard, Chairman, President and Chief Executive Officer of Shaw and Brian Ferraioli, Executive Vice President and Chief Financial Officer.

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GROUP INC Earnings Conference Call Before we begin our remarks, I would like to remind everyone about forward-looking statements and Reg G disclosure. That is slide 2 in our presentation. This presentation contains forward-looking information and statements within the meaning of the Private Securities Litigation Act of 1995. The words believe, expect anticipate, plan, intend, foresee, should, would, could or other similar expressions are intended to identify forward-looking statements. However, the absence of those words does not mean that the statement is not forward-looking. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including the factors that we discuss in our Risk Factors section of our most recent annual report on Form 10-K, which was filed last night, and in our quarterly reports on Forms 10-Q and 10-QA and all other reports filed under current reports and 8-K, and on our website, we have a forward-looking statement disclosure. This presentation and our comments today may also include non-GAAP measures as defined by the Securities and Exchange Commission rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached appendix and on our website at shawgroup.com in the Investor Relations section under Reg G disclosures. As usual, at the conclusion of our prepared comments today, there will be a question-and-answer period. I would like to inform you that we have our teams split today. Our financial team is here in Baton Rouge and Jim is in Pittsburgh today, so we are doing this from two locations and we would appreciate, during the question-and-answer, if you could direct your question to Brian or Jim to the extent possible. That may make it a little easier to answer the question. Thank you and now I will refer you to slide 3 and turn the call over to Jim Bernhard. Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Good morning, Chris. Good morning guys out there. Today, we are able to release our 10-K a few days late and we hope to move forward based on the performance that we have had for the quarter, $1.6 billion in revenue and we were particularly encouraged by the operating cash flow of $176 million, as well as awards being very strong. In a few minutes, Brian will go over the financials in a lot more detail. Let’s talk for a moment slide, number four. Our markets remain strong. If we had to rate our markets going forward, environmental infrastructure still remains a little sluggish, but is improving and certainly the fabrication and manufacturing, as well as our power business continues to grow very rapidly and for the foreseeable future, it looks like a huge opportunity in the markets that we serve. Turning to page 5 on the fossil and nuclear market, looking at the quarter, we still see strong demand for our fossil services, especially the emissions market. It remains robust and the coal plants that we are involved in remain on schedule. The ones that we have announced that we are working on have their air permits and they are moving forward. We see continuing interim increased activities associated with our nuclear power plants and as we move down that path, we hope to have some significant announcements next year. As many of you are aware of the Duke coal plant and some scrubber work that we got, but in particular our service work, in addition to these larger projects, our service work both in nuclear and fossil continues to grow at a good pace. Our maintenance business on page 6 continues to be steady with the continuation of the projects that we have had for a long period of time and I think that what we continue to particularly need to pay attention to is with almost 50% of nuclear plants in the United States outage work done by The Shaw Group puts us in an enviable position to train a lot of our staff people and gives us the ability to have the quantity of staff people on the nuclear renaissance that is on its way in the United States. I think that is an important factor as we go forward and it’s going to be instrumental to increase the volume of work that is expected. www.streetevents.com Contact Us 2 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call On our energy and chemical business, our technology markets continue to remain very, very strong. We have a high demand for our global derivatives and olefins work that we do and the project volume continues to remain up in the refining sector. The backlog continues to increase. Our technology portfolio, which tends to have higher margins, continues to achieve record levels and awards. Moving to page 8, the fabrication and manufacturing business, very, very significant. Backlog is up over 75% year over year. The process industry — refinery, chemical and petrochemical plant — that is where a majority of our domestic business is and we have some very large power projects that are going to be executed in ‘08 and ‘09. The Middle East opportunities continue to be significant and continue to run at full capacity. One thing I might note too, we continue to be our best knowledge and believe to be the only manufacturer of fabricated piping systems in the United States that currently carries nuclear certifications to participate in piping on nuclear power plants. Our facility in Mexico continues to run on schedule, at full operation, will have the capacity to do $350 million in sales and that should come online in March. Our environmental and infrastructure work has remained stable during the quarter and during the first quarter as well. We have been able to continue getting more [master] agreements with particular corporate clients that we are particularly proud of and a lot of our rapid response contracts continue to have the ability to deal with different government departments, particularly in California, etc. that we participate in some of the emergency response work out there. Certainly our biggest project, the MOX project, which it looks like that, in very short order, in the next 30 to 60 days, we should sign the option one, which would be between $2.5 billion and $3 billion. We have executed in excess of I believe $1 billion on that project now over the last seven years and we believe we are very close to having the construction option executed. Officially, we already have a significant amount of people on that project involved in the construction projects on a transitional order now. If we look to where we stand on our backlog, our backlog continues to grow and be robust, especially in the power markets, but I would like to remind you at this time, a lot of our — when we look at the fabrication and manufacturing, which has reached an all-time high of $700 million, while some of that is backlog-driven, many projects just come over in a very short period of time. So there, it’s not 100% backlog-driven over long periods of time, which continues to add to their volume as do some of our other businesses. But as this year is not so much a backlog — we have told you on the last conference call that it’s not so much a backlog-driven year. The building converted to backlog. The profit is our number one challenge and I believe we are going to be off to a good start this year it looks like. The last, on page — number 11, my part of the presentation kind of breaks out the cost reimbursables and the fixed-price contracts. On our particular contracts, we have, without going too deep into our strategy, we have no what we call true lump sum turnkey fixed-price contracts. Portions of our contracts with clients are fixed. Portions of them — like we may have fixed on quantities of material subjects to indexes to escalation, labor may be capped for the first $10 million overrun and then the client shares or takes up it all. Wages are passed through. So not traditional fixed-price projects as you might have seen five or ten years ago. All of these are quantified projects with certain parts fixed and certain parts subject to escalation, subject to productivity, subject to a lot of different factors depending on the pa rticular contract. Brian will now review the financial highlights and then we will turn it over to questions. Brian? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Thank you, Jim. On slide 12, I will touch on the highlights, go through some of the segment analysis, briefly summarize 2007, talk a little bit about guidance and then wrap up before we go to the Q&A. www.streetevents.com Contact Us 3 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Slide 13, we present the financial results as we look at them, consolidated in the first column and then with and without the Westinghouse segment. If you see the revenues, the growth continues. We are up 40% from the fourth quarter of 2006. On the EBITDA line, the Westinghouse segment has got the $52 million translation loss that we had mentioned on the third-quarter call. That’s the non-cash charge related to the appreciation of the yen versus the US dollar related to the yen debt we have on our books. That is tied to the investment we have in Westinghouse. EBITDA for the quarter, excluding Westinghouse, was $64.2 million, up significantly from a year ago, but I want to talk a little bit about what impacted the EBITDA for Q4 of ‘07. We have approximately $6 million of what we are referring to as restatement-related charges. These have to do with increased accounting costs, whether auditors, both E&Y, our former auditors and KPMG, our current auditors, are included in there. We had an inquiry related to a Gulf Coast EPC project where there was a fair amount of activity as that was wrapped up. That occurred in the fourth quarter. Additionally, we had about $3 million of severance related to some of the management changes that occurred in July, was is our fiscal fourth quarter. So there is about $6 million of costs in that EBITDA number. Additionally, as we ramp up for the nuclear business that we foresee coming down the road, particularly in the US, we had about $7.5 million of costs that we have incurred, whether they be engineering-related costs that are not yet chargeable for the jobs as we work on design, as well as the buildup of our infrastructure, anticipating the award of these contracts in 2008 that Jim mentioned. And finally, I want to talk a little bit about some of the previous disclosures. We had previously indicated that the consolidated net earnings number was in the range of $15 million to $19 million loss and we came out at the top end of that at $19 million loss on a consolidated basis, inclusive of Westinghouse. The reason for the gap was that we have a change order with a client where all the costs are in the job and have been accounted for, but we were touch and go about when we would get that change order signed. That is the reason why there was the range. Had we signed the change order before we filed, we would have picked up approximately $5.5 million in pretax earnings associated with that change order. Now, our E&C management, as well as I, reviewed it and we did not feel confident that this was something that required booking at this point in time. Although we still believe we are entitled to the money and we still believe we will get it, we chose to be prudent and conservative and we did not recognize any earnings associated with that change order. We expect that to occur in the next month or so. But we have to wait and see. Moving down to net earnings, our net income, excluding Westinghouse, you see the $36.9 million, up again significantly from a year ago. I also want to point out a change from the third-quarter financial results is the tax rate jumped to almost 27% versus a little over 19% for Q3. That in itself is approximately $0.05 per share and we believe the book tax rate will continue to rise and I will talk a little bit more about that as we get into the full year and 2008. Operating cash flow was, as we had indicated, quite strong, $177 million versus $162 million a year ago and new awards at $2.6 billion. Again, a very strong quarter from a bookings perspective. Over the page to page 14, looking at this from a segment perspective. The fossil and nuclear business obviously continues to grow. You can see the revenues were up rather significantly and the gross profit is up, but you see the margins have dropped a bit. Now included in the fossil and nuclear gross profit, we had $7.5 million of the so-called nuclear investment as we call internally, as well as 2006 had approximately $7.9 million related to specific gains that obviously were not repeated in 2007. E&C, you see the volume, excluding the flow-through costs, is up. Gross profit is up and the margin is up. However, the margin is down compared to Q3 and included in the gross profit margin is approximately $3 million of severance and again, that is related to what we were referring to as the restatement costs and the specific change order that we did not book of the $5.5 million. So those were the two items that impacted the E&C margins. www.streetevents.com Contact Us 4 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Going down, jumping ahead to specifically F&M. You see, again, they continue to grow from a margin side and obviously from the revenue side and that business continues to perform extremely well. In total, revenues were up rather dramatically. Profits are up and margins are up. Over the page, page 15, looking at cash. You see our cash continues to grow. We are at $361 million at the end of our fiscal year and that we expect to continue to rise in 2008 and debt has dropped to virtually a negligible number, excluding the Westinghouse debt, which, again, is tied to the investment and the put option we have on the shares we own in Westinghouse. Slide 16, just summarizing the year. Revenues were up 20% from a year ago and they are up 75% from 2005, so very dramatic growth for this Company. The earnings for the year obviously did not grow as well. There were a lot of the charges that we had talked about in the past that occurred in the second quarter, which had obviously a major impact on the results for the year. The tax rate is one of the points I want to touch on in the net income line. It’s approximately 37%, excluding Westinghouse and we anticipate that the tax provision for 2008 will be somewhere in that same area. Operating cash flow was very strong, $477 million compared to a use of cash in 2006. Much of that had to do early in the year with the Katrina-type receivables, which were collected by our E&I group relating to expenditures that have occurred in prior years. In the latter part of the year, it is driven much more by the new contracts we had booked in all of the business units, but predominantly our fossil and nuclear segment. Over the page to slide 17, our estimates for 2008 have not changed. These are exactly the same as we had indicated in our third-quarter call. I want to caution you that we anticipate the earnings to be more back-end loaded, so we do not anticipate a run rate of the first quarter and you multiply by four, so that has to do with phasing of contracts. Some major contracts we are in the early phases doing engineering work where the percent complete on the job is relatively low and therefore, the revenue recognition is relatively low. As the project ramps up and gets through the procurement and construction phase, the progress picks up. We continue obviously to expect our balance sheet to strengthen significantly during the year. In summary, the markets remain very strong. We have had record revenue, record backlog, record operating cash flow. The earnings, excluding Westinghouse, remain strong and our balance sheet continues to strengthen. With that, Operator, I think we will open up the lines for Q&A. QUESTIONS AND ANSWERS Operator (OPERATOR INSTRUCTIONS). Barry Bannister. Barry Bannister — Stifel Nicolaus — Analyst Hi, guys. Just a first question, is the yen interest payment, Brian, hedged? That is a cash swing to earnings unlike the translation of debt that is non-cash. Brian Ferraioli — Shaw Group Inc. — EVP & CFO We do hedge. We usually hedge a year in advance. Beyond that, we believe it becomes extremely expensive to hedge. www.streetevents.com Contact Us 5 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Barry Bannister — Stifel Nicolaus — Analyst Given the recent move in the yen, hedging a year in advance probably locks you in with adverse translation. Do you get some advice on that before you make that decision? Brian Ferraioli — Shaw Group Inc. — EVP & CFO We review it internally and obviously — you take a position no matter what you do. If you do nothing, you have taken a position that you think the currency will move in your favor. If you hedge, you obviously think it is going to move the other way. So it is sort of no matter what you do, you are taking a position and we meet with our treasury people. We discuss it. We look at whatever information we can get from outside sources and we make the call. Barry Bannister - Stifel Nicolaus — Analyst I understand. And another question, last question is your Q4 earnings ex Westinghouse were still open, but you said on page 16 of the slideshow from October 10 that you thought you would be consistent with 3Q, which was a $0.60 earnings number ex Westinghouse. The actual earnings were $0.44. The Street was expecting about $0.54 and I was at $0.60. It looks like most of the change was in the E&C division where the, excluding pass-through core margin of 8.8 was a big drop from 15.1 in the third quarter, but still up from 4.6 a year ago. So what am I to make of the long-run outlook for the core margin in the E&C division? Has that booked better in backlog so that it will improve or is that really all we can expect on a go-forward basis? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Okay, a couple points here. First of all, the results for the quarter were impacted whether we booked the change order or not and that was in play, so that is $5.5 million for the E&C group. Earlier on, I would have thought we would have signed that, but in the end, we did not and we chose not to book it, so that is a component. The other item was the tax rate and the tax rate bounces around depending upon where the earnings are located, which jurisdiction. We have some loss carryforwards. In terms of looking forward, what I can say, Barry, is the margins for the E&C projects in backlog are better today than they were a year ago. Barry Bannister — Stifel Nicolaus — Analyst When you look at the $5.5 million, that was $4.5 million after-tax and so most of the effect you say was the change order you elected not to book in terms of the impact on the E&C margin in the quarter? Brian Ferraioli — Shaw Group Inc. — EVP & CFO That’s correct. We also had the severance charge, as I mentioned earlier, of $3 million pretax. Barry Bannister - Stifel Nicolaus — Analyst Right. And the $3 million fell into E&C specifically? www.streetevents.com Contact Us 6 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Brian Ferraioli — Shaw Group Inc. — EVP & CFO Yes, it did. Barry Bannister — Stifel Nicolaus — Analyst Okay. That explains it. Thank you. Operator Andy Kaplowitz, Lehman Brothers. Andy Kaplowitz — Lehman Brothers — Analyst Good morning, guys. Jim, maybe you could talk a little bit more about the outlook that you see for new coal-fired generation out there and then separately, environmental control equipment like scrubbers, how much more runway do we have in that as well? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO On the scrubbers, I think that we still probably have three or four or five years left on that. There is still a substantial amount of that type of NOx and SOx work that has been delayed for a variety of reasons and sooner or later, all the coal plants in the United States will have that type of environmental control equipment going forward. On the coal plants, there are certainly parts of the United States that building of new coal plants today is unacceptable. For example, Florida. But there is still the ones that we have been involved in continue to move forward, the ones that we have analyzed over a period of time that we believe truly will move forward. We haven’t seen really any major delays in ones in West Virginia, the ones in Louisiana, the ones in Colorado. So those continue to move forward. While I think at one time it looked like there would be a lot more coal plants built based on our internal analysis, we think that the amount of coal plants that we thought were going to be built are pretty much quite the same that we had last year at this time. A lot of times we do announcements where it just seems that we believe internally that a coal plant is not going to be built outside of a major city, etc., so we kind of discount some of these and we have been following mostly the regulated utility based on the production of electricity. Andy Kaplowitz — Lehman Brothers — Analyst Jim, do you still think there could be new coal-fired awards for you in 2008, new significant ones? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Yes, for example, we don’t have Entergy in our backlog and we should sign that EPC contract in the next couple of weeks. We are currently bidding two or three new coal plants today. So yes, I think so. I mean I know you hear out there we are not going to build anymore in Texas, yet two weeks ago, they got new air permits on a new coal plant. So I mean sometimes we run with there are not going to be any more coal plants and I don’t think that is exactly accurate at all. The second thing is we do see some intermediate gas plants that will take place just for the quick production of electricity get online before the nuclear wave comes in behind that. www.streetevents.com Contact Us 7 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Andy Kaplowitz — Lehman Brothers — Analyst Okay. That’s helpful. Brian, I think I asked you this a couple months ago on the last conference call. How much progress have you been able to make in improving the financial controls at Shaw? Where do you think you are in the process? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Well, in our 10-K, we have five material weaknesses identified, so obviously we are not where we want to be or where we need to be. Two of those material weaknesses though we had indicated that we believe they have been mitigated. They refer specifically to our E&C segment. We just need the passage of time. Usually two quarters is the norm before you can be convinced that the measures you have taken and implemented are operating as intended. Many of the things that we did in the E&C group really began in July and August, so it was right in our fiscal fourth quarter. So we would anticipate at least two quarters before we could declare victory on those two. That still leaves three and clearly we have not filed our financial statements on time. We have a restatement and that just is not acceptable for us as a company in today’s environment in publicly traded markets. I have added, as I mentioned I think on the last call, a corporate controller with over 30 years experience. I have another senior person that I have not yet announced internally, but another senior level financial person will be joining the organization shortly who, again, has 20 plus years of industry experience. We have quite a significant number of temporary people helping us in the process, many of whom are pretty senior in terms of their qualifications and that is more of a stopgap measure as we try to add permanent staff. The permanent staff is — the labor markets are challenging and it takes a little bit of time to get people on board. Once they are on board, it takes a little bit of time for them to become fully productive. So I believe we are making consistent and steady progress and what I tell people here is I want to be better tomorrow than today and next week a little bit better than this week, but it will take some time. Obviously we believe the financial results that we have filed are accurate or we would not have done so. We have spent a lot of additional time checking and doublechecking figures that we would not normally need to do if we did not have material weaknesses. Some of those things would be a little bit easier to accomplish and we continue to move forward. So there is no bright line where you say I have declared victory. To me, it is a continuous process and as I say every day, we hope to be a little bit better than the day before. So I am not sure if that answers your question since you asked it again. Obviously I wasn’t successful last time you asked it. Andy Kaplowitz — Lehman Brothers — Analyst No, no. That’s very helpful. Just two quick clarifications. One, you said that the tax rate would be high 20% range for 2008, correct? Brian Ferraioli — Shaw Group Inc. — EVP & CFO In the high 30%s. Andy Kaplowitz — Lehman Brothers - Analyst High 30%. Okay. High 30%. www.streetevents.com Contact Us 8 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Dec. 06. 2007 / 11:00AM, SGR - Q4 2007 SHAW GROUP INC Earnings Conference Call

Brian Ferraioli - *Shaw Group Inc. - EVP & CFO*

Mid to high 30%s. So somewhere in the 35% to 37% book wise. Cash wise, we still have a fairly significant amount of loss carryforwards that will make the cash impact significantly lower than that.

Andy Kaplowitz - *Lehman Brothers - Analyst*

Great. And are you guys in position to tell us what 1Q '07 ending backlog is?

Brian Ferraioli - *Shaw Group Inc. - EVP & CFO*

No. We have focused obviously very much on the Q4 activities, getting that out. Jim, I don't know if you want to touch upon bookings and backlog as we move forward.

Jim Bernhard - *Shaw Group Inc. - Chairman, President & CEO*

I think that the backlog for the first quarter will be down. We just signed Entergy, which is $600 million, $700 million and a couple of other projects due to decide this week. So it will be a little bit down or maybe $600 million, $700 million down, but in the second quarter, we anticipate it to be significantly up. Sometimes this business is a little lumpy, but we certainly believe by the year-end that backlog year over year will be up.

Andy Kaplowitz - *Lehman Brothers - Analyst*

That's fine. Thank you very much.

Operator

Andrew Obin, Merrill Lynch.

Andrew Obin - *Merrill Lynch - Analyst*

Good morning. A question about the seasonality of your earnings in '08. Could you give a little bit more granularity? Is it project timing? Is it accounting? Is it just working through bad contracts? Could you just break it into buckets?

Brian Ferraioli - *Shaw Group Inc. - EVP & CFO*

Okay. The seasonality that we have in this business is really tied to the maintenance division. Normally, the first and third quarters are the stronger quarters for the maintenance group when many of the power plants come down for outage work during the slower periods for our clients. So that is really the only business that has seasonality to it.

The fact of the earnings growth has to do with the phasing of the projects. When a project is in its earlier phases and we are doing predominately engineering, we don't achieve the physical progress, a large number percent complete on these jobs and therefore, the revenue recognition tends to be at the lower end.

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GROUP INC Earnings Conference Call Meanwhile, you still have all your infrastructure and costs, etc. So as the projects move through the lifecycle and they get to the phase where you are in the procurement and construction phase, the percent complete that occurs on those jobs is higher and therefore, the revenue recognition and earnings recognition on those projects are higher. As the Company continues to grow like it has, you keep adding significantly new capacity into the organization, we have a lot of projects at the early phases. So if you are in a phase where the company were not growing and it were steady, well then one could argue after a period of time the earnings should be relatively consistent from quarter to quarter. But as you are growing, you should continue to see, toward the latter phases of projects, the earnings growth. Andrew Obin - Merrill Lynch — Analyst And just a question for Brian. So are we booking early stages of the contracts more conservatively than we would in the past or is it just normal flow of business? Brian Ferraioli — Shaw Group Inc. — EVP & CFO In terms of bookings, I am not sure exactly what had occurred in the past. What I am looking at in booking is when we have a legally binding commitment from a client and when we have the management’s expectation that the project will proceed. We have several awards very recently where we have some limited notice to proceed. I have to look at those on an individual basis about whether the full amount would be booked or a limited notice to proceed amount would be booked. Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO I think, Brian, maybe he is talking about as far as the booking earnings at the early stages of projects. Andrew Obin — Merrill Lynch — Analyst Yes. Brian Ferraioli — Shaw Group Inc. - EVP & CFO I’m sorry. Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Backlog recognition. Brian Ferraioli — Shaw Group Inc. — EVP & CFO No, we are booking earnings in the same manner as we have in the past. Andrew Obin — Merrill Lynch — Analyst And just a follow-up question in terms of sustainability of cash flows going forward, A, do you need to tie up working capital to grow and B, what are you guys going to do with all that cash? www.streetevents.com Contact Us 10 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Brian Ferraioli — Shaw Group Inc. — EVP & CFO That’s a good problem to have. In terms of going forward, there is no reason why we continue to book work that we should not continue to get the cash flows, favorable cash flows on projects. So fixed-price contracts tend to have obviously a little bit better cash flow than reimbursable where you would be incurring the costs, paying the salaries, invoicing the client, waiting whatever the time period is for the contract, say 30 days to collect the money, so you tend to build working capital more when you have more of a milestone type payment. The working capital growth is not nearly as significant and you see we are — we have quite a number of contracts that are more towards the fixed price and therefore have the milestones. In terms of the cash balances, our cash balances are growing. This is a process we are really just beginning looking at what to do with cash. This business is one that requires a lot of letter of credit or surety bonding and having cash on the balance sheet gives great comfort to all of us, as well as to our lenders that if there ever is a need in the future that we have the ability to absorb some shocks. I think this industry may be a little bit different from some other industries, but the short answer is that is a 2008 project for us is to review cash and figure out what is the best way for our shareholder value. Andrew Obin — Merrill Lynch — Analyst Thank you. Operator John Rogers, D.A. Davidson. John Rogers - D.A. Davidson — Analyst Hi, good morning. I was just — wanted to follow up on the fabrication business and your expansion there. What is the ramp up of that new facility you said coming on in 2008 and sort of what is your plan for that? Is it midway through the year and how much capacity relative to what you have got now does that add? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO It probably adds about 30% to 40% new capacity depending on productivity, shift work, etc. Like I said, we will start production in March and it will gradually ramp up over the next 18 months. John Rogers — D.A. Davidson — Analyst Okay. Jim, it should be the same type, same sort of mix of business that you are doing now or is it going to be specialized? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO The mix should be the same and the labor differential is substantial as you would expect and while we have nothing in our forecast, we are hopeful that there may be some margin expansion. That facility will predominately serve the Northern North America market and not so much the Southern market. www.streetevents.com Contact Us 11 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call John Rogers — D.A. Davidson — Analyst Okay. Great. Thank you. Operator Scott Levine, JPMorgan. Scott Levine — JPMorgan — Analyst Good morning, guys. A quick question. I guess this one would be for Brian. On the cost plus versus fixed price, Jim mentioned fixed price is not turnkey. Could you talk a little bit more about how you guys define the two and the delineation between the two and maybe a little bit about which types of contracts fall within which types of segments and then if possible, any early thoughts on what contract type you envision the nuclear contracts being? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Okay. I will take the first part of that. In terms of how they are split, we have different types of contracts. For example, one type contract in backlog would be you do this fixed price and you do that on a purely reimbursable basis and the split in the data we publish would be exactly along those lines. So the fixed price goes in fixed and the reimbursable goes into the reimbursable. The ones that I think that Jim was referring to before will be a project where it is a fixed price per se, but then there are these openers where if labor exceeds a certain dollar value, the client will pay for that or if productivity is different from what has been agreed, the client may pay for it or if indices change or if commodity pricing changes and we didn’t take that risk that would change. Even though they are within a fixed-price contract, we would include those types in the fixed price. So our fixed price in my view is a little bit conservative in that, in theory, we could take some of that and move it over to the cost reimbursable. I don’t know that it adds a lot of value to do so and there would be a lot of subjectivity. That is why we don’t do that. But hopefully that answers your question on the fixed price. Scott Levine — JPMorgan — Analyst And does most of the cost plus, for example, fall into the E&I bucket? Are there any general comments you can make around the alignment with your segments? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Yes, E&I has significant components being reimbursable. I mean most of the government work is all reimbursable. Maintenance as well has some — has a lot I should say and E&I, excuse me, E&C as well has a fair number of reimbursable contracts. Power tends to be more fixed-price type work. Scott Levine — JPMorgan — Analyst Okay. Brian Ferraioli — Shaw Group Inc. — EVP & CFO And nuclear, I will defer to Jim on nuclear. www.streetevents.com Contact Us 12 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO I don’t think we are prepared to — we are in the middle of a sensitive time in negotiating some plants and I think that question is better left — a little ambiguity there probably, but I think the projects will be a combination of cost reimbursable, target price, fixed asset, fixed price on known items like pipe fabrication, stuff like that. So it is going to be a menagerie of stuff, but I think the contracting form will be one of good return and little extraordinary financial risk. Scott Levine — JPMorgan — Analyst Okay. On follow up then, I guess, Jim, on nuclear as well, could you talk a little bit more about the types of things you could be doing, the revenue potential associated with some of the work on these nuclear projects before you start getting involved in the heavy lifting of actually building the plants? Jim Bernhard — Shaw Group Inc. - Chairman, President & CEO Well, I mean, of course, you are going to be doing the engineering upfront, the balance of engineering upfront. You’re going to be doing the procurement process before we hit the field. We will be building and doing piping work. We will be building and doing module work and manufacture of these modules as a significant component all before you really begin field construction. But field construction should last about 48 months, maybe a little less, so there is a significant amount of market work that you will do before as far as how that flows through the financial statement. I mean Brian can probably speak to that once he has a contract to look at. So we are moving forward on that. It looks more promising every day, so we are really encouraged to our position in the market. Scott Levine — JPMorgan — Analyst One last one as a follow-up then, Jim, could you hazard a guess if you were talking about the total dollar value associated with a project, roughly what percent of it could you say might be preconstruction versus construction? Could you hazard a guess there? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO I’d rather not at this time. Scott Levine — JPMorgan — Analyst Okay, thank you. Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO I apologize. Operator Brian Chin, Citigroup. www.streetevents.com Contact Us 13 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Brian Chin — Citigroup — Analyst Hi. On the Entergy Little Gypsy project and I believe there was a project that you had won last quarter on Dominion. Have those been approved by the state regulators? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO I believe Dominion has and I know Little Gypsy has. Brian Chin — Citigroup - Analyst Okay. Are there any new coal plant projects that you have got in backlog that have not yet been approved by the state regulators, let me phrase it that way? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO No, not to my best belief. Brian Chin — Citigroup — Analyst Okay. And is it fair — is it right — I just want to make sure I get this historically correct. The Turk Plant that you had put in the third-quarter backlog, that was in there before the state of Arkansas approved it just a few weeks ago, right? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO That was before the regulatory PSC approved it. Brian Chin — Citigroup - Analyst Right. So when you said that to your knowledge or at least off the top of your head that you are not aware of any coal projects you are working on right now where the PSCs or the state PSCs haven’t approved it yet, that is accurate to say? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Yes, I am not 100% sure on Dominion. With the exception of that, the AEP project in Arkansas I know has been approved and Entergy has been approved because all of our regulated utilities — I am going — I believe so, yes. But I am not 100% sure on Dominion, but I’m pretty sure. Brian Chin — Citigroup — Analyst Okay. And then secondly, can you just give an update on India? You had made some pretty interesting comments on the last conference call. www.streetevents.com Contact Us 14 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Well, the US goes through the regulatory process of getting a treaty approved. I believe that once that is done, I believe India will be as good a market for our Company on the nuclear power plants as China is. Brian Chin — Citigroup — Analyst Any sense of timing on progress on nonproliferation treaty discussions? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO That is way above my pay grade here. Should have been done a year ago. Brian Chin — Citigroup - Analyst Let me phrase it this way. Any sense of timeline as to when you might start to finally get some traction on new awards in India? Is that like an ‘09, ‘10 kind of timeframe because the last time you made those comments it sounded like it was ‘08. Jim Bernhard — Shaw Group Inc. - Chairman, President & CEO I think so. I think that would be the latter part of ‘09, ‘10 based on where I perceive the treaty to kind of over the next certainly won’t be this year, maybe sometime next year. Brian Chin — Citigroup — Analyst Okay, great. Thank you. Operator Steven Fisher, UBS. Steven Fisher — UBS — Analyst Good morning. Just to follow up to John Rogers’ question, given that you expect a gradual ramp-up of the fab capacity in Mexico, would you expect the margins to weaken there initially? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO No. I mean differential in the wage rates there is — here, it is $30; there, it’s $6.00, so any loss of productivity should be more than offset by the difference in wage rates. However, in saying that, I am not sure I can quantify. Right now, we are training employees — welders and fitters there now, which are currently being expensed against the financial statement. Steven Fisher — UBS — Analyst Okay. And then if you get the news you are looking for on the MOX project, does that mean you are going to add about $2.5 billion to $3 billion to your backlog in the next quarter? www.streetevents.com Contact Us 15 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Brian? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Yes, but we have a partner on that, so we would book a portion of that, 50% I believe. Steven Fisher — UBS — Analyst Okay, great. Thanks. Operator David Yuschak, SMH Capital. David Yuschak — SMH Capital — Analyst Good morning, everybody. First of all, guys, congratulations for your LSU Tigers for the championship game. Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Well, that is why I am here in Pittsburgh. Congratulating them up here for winning. David Yuschak — SMH Capital — Analyst Yes, for sure. But down in Baton Rouge, I think it is a big day for you guys, so congratulations on that. But going back to Mexico, guys, as you look at your current backlog, you mentioned, Jim, about that ramp over the next 12 to 18 months. Of your current backlog though, how much can that existing business feed that plant that you can get a better ramp? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Well, I said it would move toward, based on the market, 12 to 18 months from March and the volume of work is out there. We anticipate that the volume of work over the next two to three years, the capacity will run 50% short in the United States. So as we participate putting new projects, some that I believe we have booked already for the facility and move back into the North American US market. Just like — the facility is going to be operated as the one we have in Tulsa or the one we have in South Carolina or Baton Rouge or Utah. It is just going to be another manufacturing plant with shipping back into the United States. We are not going to price work at — it is going to be market-driven more than cost-driven. David Yuschak — SMH Capital — Analyst Okay. And as far as your backlog for the next 12 to 18 months, would you suggest, and beg my voice, it’s kind of cracking up here a bit, but would you expect more your backlog increment to come out of the nuclear and fossil area versus say the chemical area right now? Would you look at it mostly to be in domestic versus the international opportunities? www.streetevents.com Contact Us 16 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Brian, you may answer that question better than I. I don’t have the numbers in front of me. If you can. Brian Ferraioli — Shaw Group Inc. — EVP & CFO No, I don’t think I have that to hand at the moment, but clearly the EPC projects, which tend to be more in the power side, will have a higher booking value than the chemical side where we do a lot more services and technology. So directionally, I would say the answer to the question is yes, but I am not sure that that’s — I don’t know how I could be any more specific than that. David Yuschak — SMH Capital — Analyst Okay. As far as the cash flow is concerned for the year, would you expect that, again, to be kind of back-end loaded as far as the increments to cash from operations? Brian Ferraioli — Shaw Group Inc. — EVP & CFO No, no, I don’t think that that is necessarily going to be as back-end weighted as the earnings. David Yuschak — SMH Capital — Analyst So it is basically because of that fixed-price contract component that you are working on that you get the milestones that helps you out there? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Yes, it is the milestone payments and our abilities to manage cash inflows from clients versus the cash outflows to third-party suppliers and vendors. David Yuschak — SMH Capital — Analyst Okay. So that gives you the ability to stay ahead of projects then with that cash coming in on milestones and so forth? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Well, we like to only book jobs that are cash flow positive. David Yuschak — SMH Capital — Analyst So I think from your point of view, the cash from operations should be pretty consistent then as you lay out the rest of the year then heading for your objectives for the year? Brian Ferraioli — Shaw Group Inc. — EVP & CFO There is some lumpiness. I don’t want to say that it is going to be exactly the same. Some of these projects have pretty significant cash flows. For example, I can think of one project off the top of my head where the milestone payments may be $30 million. www.streetevents.com Contact Us 17 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Dec. 06. 2007 / 11:00AM, SGR - Q4 2007 SHAW GROUP INC Earnings Conference Call

So depending upon where you get the $30 million at the end of a quarter or it rolls over to a couple days, it could have an impact.

David Yuschak - *SMH Capital - Analyst*

Well, appreciate the comments.

Operator

Hasan Doza, Luminus.

Hasan Doza - *Luminus - Analyst*

Good morning, guys. A question for Brian. Can you talk about the implied gross margins for your segments as you look into 2008?

Brian Ferraioli - *Shaw Group Inc. - EVP & CFO*

I don't think we want to talk about what the future margins will be. I think we will leave it where we are. The general comments though that we made previously and there has been no change is that the projects we are booking today are of higher margin than the ones we have had running through the books in large part in 2007.

Hasan Doza - *Luminus - Analyst*

Okay. And what kind of equity income are you guys expecting in 2008 from Westinghouse and can you also give us an approximation for SG&A in 2008?

Brian Ferraioli - *Shaw Group Inc. - EVP & CFO*

The G&A number should be relatively flat with 2007, again, because we have some of these one-time charges that we talked about before, which hopefully will not repeat. So it gives us the ability to add resources as we need to within our support functions without having a net increase in the costs.

In terms of the Westinghouse segment, I don't know that we want to project what another company's earnings are going to be at this point in time and obviously a lot of it is going to be dependent upon the nuclear projects, whether they are booked, the timing on when they are booked and what progress can be achieved in the year.

Hasan Doza - *Luminus - Analyst*

Just last question for Jim. As you guys may know, TVA recently filed a COLA with the NRC. Given that they are using the AP1000 technology and you guys seem to have a long relation with them, is it fair to assume that you guys have a higher probability of winning a contract like that versus others on the nuclear side?

Jim Bernhard - *Shaw Group Inc. - Chairman, President & CEO*

With the AP1000 technology, absolutely.

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GROUP INC Earnings Conference Call Hasan Doza — Luminus - Analyst Okay. Thank you. Operator Barry Bannister, Stifel Nicolaus. Barry Bannister - Stifel Nicolaus — Analyst Hi, Jim. You made the comment that you thought second-quarter backlog had the potential to be significantly up. Was there an implicit assumption there on nuclear or was that just general strength in your markets? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO No assumption on nuclear. Barry Bannister — Stifel Nicolaus — Analyst And then given that there is a tax credit that offsets the entire generating cost on the first 6000 megawatts of nuclear, I have been a little bit puzzled at the foot dragging that has gone on. What would you attribute that to? Jim Bernhard — Shaw Group Inc. — Chairman, President & CEO Well, if you look and kind of look back at how regulated utilities do a slow march to the sea, you will find that although the cycle to build this nuclear plant is probably about 18 months to two years longer than the cycle to build a coal plant, while it looks hurry up, hurry up, hurry up and wait, these things are just planned that we need electricity in 2016, we need $17, $18. Electricity commitments on production are made years and years in advance. So I think — and I do think that the foot dragging is not so hurry up, we are going to get $18 a kilowatt for production tax credits for the first 6000 online. What I think will happen is that the first wave is 10,000 or 12,000 online, everyone will get a percentage of the $18. So it is not like the first 6001 guys a month late won’t get any of the tax credits, I don’t believe that is going to be accurate. I think it will be disbursed among the first movers on a pro rata basis. Barry Bannister — Stifel Nicolaus — Analyst Okay. That’s great. And then I have a question for Brian. Brian, your networking capital progress in the year was excellent. You went from 9.4% of LTM sales in the first quarter to 7.4% to 7.2% to 7.0%. Do you think you can continue to chip away at working capital as a percentage of sales or will it level here around 7%? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Well, I don’t know that I can be specific as to the amount. What I can tell you, Barry, though is we emphasize this pretty significantly with our commercial guys. We are focused on this and we are focused on cash flow. Every time with the ops guys, we are talking about cash flow and it is a high priority for us. Obviously it depends upon the commercial terms, it depends upon the specific project, so I can’t be specific as to a number, but it is a high priority for us. www.streetevents.com Contact Us 19 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

GROUP INC Earnings Conference Call Barry Bannister — Stifel Nicolaus — Analyst And then clarification, you said there were $6 million of charges that affected EBITDA in the quarter in terms of reduction. $3 million was the severance that went through E&C. Can you tell us what the other $3 million were and whether they were specific to any one segment? Brian Ferraioli — Shaw Group Inc. — EVP & CFO Okay. We said that there was $6 million in total for the restatement costs, of which $3 million was severance, about $2 million was the inquiry related and the balance is really a true accounting type. The severance and the inquiry related are in the E&C segment. The accounting is more in the corporate. Barry Bannister — Stifel Nicolaus — Analyst That’s great. Thanks a lot. Brian Ferraioli — Shaw Group Inc. — EVP & CFO And I should add to I think it was an earlier question you had asked about the change order that was not booked. That is approximately $0.045 on an EPS basis had that been booked. Barry Bannister — Stifel Nicolaus - Analyst Thanks. Chris Sammons — Shaw Group Inc. — VP, IR Okay. I want to thank everyone for being on the call with us today and if there are any additional questions or if you have some later on today, please give me, Chris Sammons, a call here at Shaw and we appreciate everyone being on the call. Thank you. Operator Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you. www.streetevents.com Contact Us 20 © 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

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